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NEWS RELEASE
                                         [LOGO OF CHARLES E. SMITH APPEARS HERE]

CHARLES E. SMITH RESIDENTIAL REALTY, INC.

FOR IMMEDIATE RELEASE:      Contact:  Investors - Bruce Snyder
September 17, 1997                    (703) 769-1029

                                      Media - John Kurtz
                                      (703) 769-1153

                                      Prudential - Rick Matthews
                                      (201) 802-4874

            CHARLES E. SMITH RESIDENTIAL AND PRUDENTIAL ANNOUNCE
                  ACQUISITION AND STOCK PURCHASE TRANSACTIONS

                  SMITH TO ACQUIRE 714-UNIT LUXURY HIGH-RISE
                    IN NORTHERN VIRGINIA FOR $88.5 MILLION

          PRUDENTIAL TO ACQUIRE $76 MILLION IN CHARLES E. SMITH STOCK

     ARLINGTON, VA -- Charles E. Smith Residential Realty, Inc (NYSE:SRW) announced today that it has contracted to acquire a luxury high-rise apartment property from the Prudential Insurance Company of America for $88.5 million. The 714-unit Lincoln Towers property, completed in 1992, is located in Northern
Virginia's fast growing Rosslyn-Ballston corridor.   The transaction is subject
to final due diligence and is expected to close within 30 days.

     In a separate transaction, Prudential will purchase new Charles E. Smith Residential Realty stock in a combination of 1.45 million common shares and 1.22 million shares of non-voting convertible preferred stock with net proceeds to Charles E. Smith Residential Realty of $76 million. Prudential can convert preferred shares into common shares, on a 1 to 1 basis, subject to a ceiling of 9.8% ownership of common stock outstanding. The Smith REIT can redeem preferred shares for common shares at any time. Prudential's stock purchase may include an investment made on behalf of one or more of its institutional clients, as well as the company's own General Account.

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     Ernest A. Gerardi, Jr., President of Charles E. Smith Residential Realty,
commented: "These transactions clearly demonstrate our accelerated external growth strategy -- continuing to invest in urban high-rise "renters by choice" properties in key growth submarkets, and using stock as acquisition currency to
increase our equity and further strengthen our balance sheet.   Lincoln Towers
is an outstanding property, and together with our nearby Arlington Courthouse Plaza property, provides us with a critical mass of Class A apartments in the rapidly growing Rosslyn-Ballston corridor submarket."

     Added Gerardi: "Prudential will become one of our largest shareholders through the stock purchase transaction, which is important as it demonstrates the confidence of another major institutional investor in our company and its aggressive growth strategy."

     For Prudential, the transactions continue its successful real estate portfolio transformation -- fundamentally changing the way it invests in commercial real estate for its General Account. In late 1996, Prudential disclosed plans to sharply reduce its direct property holdings during the next three years, while investing in REITs and other vehicles that will provide greater liquidity and the opportunity for higher yields. Prudential also has said it would offer its institutional clients new opportunities to make such investments alongside its General Account.

     David Twardock, Senior Managing Director in charge of Prudential's General Account real estate portfolio said, "We are pleased that we -- and potentially our clients -- will have this opportunity to invest in an outstanding company. This is just what we had in mind when we launched our new portfolio strategy."

     The Lincoln Towers property contains 714 apartments, 65% one bedroom and 35% two bedroom units. Built in 1992, it consists of twin 22 story towers above a three level 721-car parking garage. Located in the Ballston submarket, it is less than two blocks from the Ballston Metrorail stop. Extensive amenities include a swimming pool with a landscaped deck, a fitness center, conference room, large party room, card access security, and full-sized washers and dryers in all units. All apartments have oversized windows and balconies -- some with dramatic views of the Washington skyline. The property also includes over 12,000 square feet of convenience retail space, with tenants including a deli, gourmet grocery, hair salon, yogurt shop, travel agency

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and dry cleaners. Because of the extensive office employment nearby in the
Rosslyn-Ballston corridor, there is a strong demand for corporate furnished rentals at the property.

     Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop, and manage multi-family residential properties for its own account, and provide a full range of real estate services to other property owners. With this transaction the Company will own a portfolio of 17,742 apartment units and manage an additional 4,000+ units for other owners, and the total market capitalization of the Company -- Charles E. Smith Residential Realty, including its Operating Partnership --
will be approximately $1.5 billion.   Investor information including press
releases about Charles E. Smith Residential Realty is available on the Company's Web site at:HTTP://WWW.SMITHREIT.COM, and also through PR Newswire "News on Call" by fax 800-758-5804, ext. 101271, or at: HTTP://WWW.PRNEWSWIRE.COM.

     Prudential has long been one of the leading investors in commercial real estate. In addition to its $5.5 billion General Account portfolio, the Newark, N.J.-based insurer manages over $8 billion in assets for more than 400 clients worldwide through Prudential Real Estate Investors and its affiliated units.

     Certain items discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Charles E. Smith Residential Realty, Inc. believes that such statements are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include real estate market conditions, information determined in the course of due diligence review, changes in local economic conditions and other risks detailed from time to time in the Company's reports and filings with the
Securities and Exchange Commission.   The Company assumes no obligation to
update or supplement forward looking statements that become untrue because of subsequent events. Because the described transaction is subject to satisfactory completion of due diligence and documentation, there can be no assurance at this time that the transaction will be completed.



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